INDEPENDENT AUDITORS' CONSENT


The Board of Directors
EastGroup Properties, Inc.

We consent to incorporation by reference in the registration statement (No. 333-29193) on Form S-3 and the registration statement (No. 33-60909) on Form S-8 of EastGroup Properties, Inc. of our reports dated March 6, 2000, relating to the consolidated balance sheets of EastGroup Properties, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which reports appear in the December 31, 1999 Annual Report on Form 10-K of EastGroup Properties, Inc.



Jackson, Mississippi                                          KPMG LLP
March 16, 2000